UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60504

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2009, the Board of Directors of Westell Technologies, Inc. (the “Company”) appointed Martin H. Singer, Ph. D. to the Company’s Board of Directors. Mr. Singer will serve on the compensation and technology committees.

Mr. Singer is currently the Chief Executive Officer and Chairman of the Board of PCTEL, Inc. (NASDAQ: PCTI), a position he has served since October 2001. Prior to that, Mr. Singer served as PCTEL’s non-executive Chairman of the Board from February 2001 until October 2001, and he has been a PCTEL director since August 1999. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000, after its sale to Agilent Technologies. From September 1994 to December 1997, Mr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, a communications equipment company. Prior to this period, Mr. Singer held senior management and technical positions at Motorola, Tellabs, AT&T and Bell Labs.

Mr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan, and a Masters of Arts degree and a Ph. D. in experimental psychology from Vanderbilt University. Mr. Singer currently is a member of the FIRST Illinois Executive Board and served as Chairman of the Midwest council of the American Electronics Association (AeA) from 2003 to 2008. He also severed on the standing advisory group for the Public Company Accounting Oversight Board (PCAOB) for two years. Mr. Singer has seven patents in telecommunications and has written numerous articles on network evolution, immigration and labor policy, and other issues related to technology development.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: March 25, 2009	By:	/s/ Amy Forster
Amy Forster
Chief Financial Officer